STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT is entered into as of November 15, 2007 (the "Agreement") by Air Industries Group, Inc., a Delaware corporation (the "Buyer"), and each of the shareholders set forth in Schedule 2.1 (each a "Shareholder" and collectively the "Shareholders") of H.S.M Machine Works, Inc., a New York corporation ("HSM"), H.S.M. Machine Works, Inc., a North Carolina corporation ("HSM-NC"), Blair Accumulators, Inc., a New York corporation ("BA"), and Blair Industries, Inc., a New York corporation ("BAI") (individually, such shareholders each a "Seller" and collectively, the "Sellers"). HSM, HSM-NC, BA and BAI are referred individually as the "Company" and collectively as the "Companies".

                                    RECITALS

      A. The Shareholders own all of the issued and outstanding shares of common stock (collectively, the "Shares") of each of the Companies.

      B. The Buyer desires to purchase the Shares from the Shareholders, and the Shareholders desire to sell the Shares to the Buyer, on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned do, hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      As used herein the following terms shall have the following meanings and shall include in the singular number the plural and in the plural number the singular unless the context otherwise requires (capitalized terms not defined in this Article 1 shall have the meanings ascribed to such terms elsewhere in this Agreement):

      "Affiliate" means, as to a Person, any other Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person.

      "Affiliated Group" with respect to any Person, means any other Person in which such Person has, directly or indirectly or through one or more intermediaries, an ownership interest or the right to counsel the business affairs or operations of that Person by contract, agreement or otherwise.

      "Assets" with respect to any Company, means all of the assets of the Company including, without limitation, any and all assets reflected in the Financial Statements of the Company, with such additions thereto and deletions therefrom as have occurred or shall occur in the Ordinary Course of Business between the Cut-Off Date and the Closing. The term "Assets" as used herein shall not include the Twin Precision Equipment, as referred to herein which the Buyer acknowledges will not be owned by any of the Companies as of the Closing Date.

      "Blair Enterprises" shall mean a North Carolina General Partnership and owner of the NC Property.

      "Blair Realty" shall mean a New York General Partnership and owner of the NY Property.

      "Business" means the business currently being conducted by any of the Companies.

      "Buyer Notes" shall mean collectively the 8% Note and the 4% Note, as defined in Section 2.3.

      "Buyer" shall mean Air Industries Group, Inc. a Delaware corporation and its affiliates and subsidiaries.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Contract" shall mean any agreement, contract, obligation, promise, undertaking, indenture, mortgage, policy, arrangement, or instrument, including any amendment thereto, fixed or contingent, written or oral, expressed or implied.

      "Cutoff Date" see Section 4.9.

      "Eight (8%) Percent Note" see Section 2.3.

      "Employment Agreements" means the employment agreements to be entered into between Buyer and each of William R. Lehman, Jr. and William R. Lehmann III which are attached herein in final form as Exhibit D.

      "Environmental Damages" means all claims, judgments, damages (other than special or consequential damages), losses, penalties, fines, liabilities, encumbrances, liens, costs and expenses of defense of a claim, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, of whatever kind or nature, including reasonable attorneys' fees and disbursements and consultants' fees, which arise out of or result from: (i) the detection prior to the second anniversary of the Closing Date of the presence or release of Hazardous Materials in or into the environment, on or prior to the Closing Date, in violation of applicable Environmental Laws upon, beneath or from any real property where any of the Companies conducted operations or generated, stored, sent, transported or disposed of Hazardous Materials; or (ii) any violation of Environmental Laws by any of the Companies on or prior to the Closing Date of which any of the Shareholders had knowledge as of the Closing Date. Environmental Damages attributable to any individual shall include only that portion of any punitive damages assessed against the Company as direct result of actions taken by or omissions of that individual.

      "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees, permits, franchises or licenses relating to pollution, hazardous substances, hazardous wastes or petroleum or otherwise relating to protection of the environment, natural resources or human health, including but not limited to: the Clean Air Act; Clean Water Act; Resource Conservation and Recovery Act ("RCRA"); Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"); Emergency Planning and Community

Right-to-Know Act; Federal Insecticide, Fungicide and Rodenticide Act; Safe Drinking Water Act; Toxic Substances Control Act; Hazardous Materials Transportation Act; Occupational Safety and Health Act; and Endangered Species Act of 1973, each as amended and all state counterparts thereof.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Equipment" means the items described on Schedule 4.13.

      "Equipment Liens" means the liens granted by the Buyer to the Shareholders under the terms stated in Section 2.4 of the Agreement.

      "Four (4%) Percent Note" see Section 2.3.

      "GAAP" means United States generally accepted accounting principles.

      "Governmental Body" means any federal, state, local, municipal, foreign, or other government, or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

      "Hazardous Materials" means any substance in amounts and concentrations that: (i) require reporting, investigation, removal or remediation under any Environmental Law; (ii) are regulated as a "hazardous waste," "hazardous substance" or "pollutant" or "contaminant" under any Environmental Law; (iii) causes a nuisance, trespass or other tortious condition or poses a hazard to the health or safety of persons; or (iv) contains gasoline, diesel fuel or other petroleum fuels, PCBs, asbestos or urea formaldehyde foam insulation.

      "Inter-Creditor Agreement" see Section 8.2(m)

      "IRS" means the Internal Revenue Service.

      "Knowledge" - a Person will be deemed to have "Knowledge" of a particular fact or other matter if (a) such person is actually aware of such fact or other matter, or (b) a prudent individual could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter. "Knowledge" with respect to each of the Companies shall mean the Knowledge of the Shareholders or each officer or director of each of the Companies. "Knowledge" with respect to Buyer shall mean the Knowledge of each officer or director of the Buyer.

      "Lease - NC" means the Lease Agreement pursuant to which Buyer shall lease the NC Property from Blair Enterprises. The Lease - NC will be a triple net lease providing for an initial term of 5 years at an initial base rental of $180,000 (to be increased 3% per annum) payable in monthly installments of $15,000 and granting Buyer the right to purchase the property at any time during or at the expiration of the Lease at a price equal to the greater of the fair market value thereof or two and a half million ($2,500,000.00) dollars and obligating Buyer to purchase the property at the expiration of the Lease at a price equal to the greater of the fair market value thereof or two and a half million ($2,500,000.00) dollars. Said lease and contract of sale will be in substantially the form of, and will contain substantially the terms as set forth in, the lease agreement and contract of sale or term sheet initialed by the parties simultaneously with the execution hereof. The terms of the provisions of the Lease Agreement shall control.

      "Lease-NY" means the Lease Agreement pursuant to which Buyer shall lease the NY Property from Blair Realty. The Lease Agreement will be a triple net lease providing for an initial term of term of 3 years at one-hundred eighty thousand dollars ($180,000.00) per year payable in monthly installments of $15,000.00 per month and a right to extend the lease for two (2) additional six
(6) month periods on one hundred eighty (180) days advance notice with both the initial term and subsequent renewal terms subject to cancellation by Blair Realty upon any default under the terms of this Agreement. Said lease will be in substantially the form of, and will contain substantially the terms as set forth in, the Lease Agreement initialed by the parties simultaneously with the execution hereof. The terms of the provisions of the Lease Agreement shall control.

      "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

      "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including (without limitation) any liability for Taxes.

      "Material Adverse Change" means a significant deterioration in the business, financial condition, or results of operations of any of the Companies, or a significant impairment of the ability of any of the Companies to carry on its business or perform its obligations substantially as theretofore conducted including, but not limited to, changes caused by law, regulation, judgment, order or decree of general applicability to the Company.

      "New Certificates" as defined in Section 2.2.

      "NC Property" means that real property described on Schedule 8.2(e).

      "NY Property" means that real property described on Schedule 8.2(f).

      "Ordinary Course of Business" means the ordinary course of business of a Company consistent with its past practice.

      "Permits" shall mean any and all licenses, permits, orders or approvals of any federal, state, local or foreign governmental or regulatory body necessary for the operation of the Business by the Companies.

      "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity.

      "Preferred Stock" see Section 2.3.

      "Primary Institutional Lender" see Section 2.2.

      "Purchase Price" see Section 2.3.

      "Registrations Rights Agreement" see Section 8.2(o)

      "Regulatory Approvals" shall mean all regulatory approvals, exemptions, lapses of waiting periods, written opinions or other actions by the federal, state and local governmental authorities necessary for the consummation of the transactions contemplated by this Agreement.

      "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Material (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material).

      "Representative" shall mean Mr. Craig Wigley, as per Section 12.5.

      "Security Agreement" means the agreement whereby the Shareholders obtain a lien on the "New Certificates" and "Equipment" as security for Buyer's obligations under the 8% Note and the 4% Note as such terms are defined in
Section 2.3.

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) in the case of real property, rights of way, building use restrictions, variances and easements, provided the same do not in any material respect interfere with any of the Companies' operation of the Business and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Subsidiary" of an entity shall mean any entity of which more than 50% of the outstanding voting capital stock or the power to elect a majority of the board of directors or other governing body of such entity (irrespective of whether at the time capital stock of any other class or classes of such entity shall or might have voting power upon the future occurrence of any contingency) is at the applicable time directly or indirectly owned, controlled or held by such entity, or by such entity and one or more other subsidiaries of such entity, or by one or more other subsidiaries of such entity.

      "Tax Return" includes any material report, statement, form, return or other document or information required to be supplied by a federal, state, local or foreign taxing authority in connection with Taxes.

      "Tax" or "Taxes" means any federal, state, local and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment including property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any federal, state, local or foreign taxing authority.

      "Third Party" means any person or juridical entity other than Buyer, its successors and/or assigns or a direct or indirect subsidiary of Buyer.

      "Transaction Documents" means this Agreement, the Security Agreement, the 8% Note, the 4% Note, the Employment Agreements, the Lease-NY, the Lease-NC, the Registration Rights Agreement, Inter-Creditor Agreement and all related and ancillary documents necessary to consummate the transaction contemplated by this agreement

                                    ARTICLE 2
                           SALE AND PURCHASE OF SHARES

Section 2.1.  Purchase and Sale of Shares.

      In exchange for the consideration specified herein, and upon receipt of the Purchase Price, subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Shareholders, and the Shareholders agree to sell, assign, and deliver to the Buyer, all right, title and interest in and to the Shares. For the avoidance of doubt, Schedule 2.1 sets forth the names of all shareholders of each Company and the number of shares in each Company held by the Shareholders. There is also set forth on Schedule 2.1 an allocation of the Purchase Price among the shares of the various Companies.

Section 2.2.  Delivery of Possession and Instruments of Transfer.

      At the Closing (as hereinafter defined), each Shareholder shall sell, assign and deliver to the Buyer, against payment of the Purchase Price therefore as provided in Section 2.3, a certificate or certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers with signatures notarized, and such other instruments of transfer reasonably requested by the Buyer for consummation of the transactions contemplated under this Agreement and as are necessary to vest in the Buyer, title in and to the Shares, free and clear of any Security Interest, equity, option, claim, charge or restriction, other than restrictions imposed by federal or applicable state securities laws. At the Closing Date, and according to the terms of the Security Agreement, upon delivery of Buyer's Notes to the Shareholders as provided in
Section 2.3, any and all share certificates issued in the name of the Buyer (the "New Certificates") will be delivered by the Buyer to an escrow agent designated by the Shareholders together with stock powers duly executed by the Buyer in blank, to be held until the Purchase Price is paid in full or until foreclosure thereon in the event of the Buyer's default under either of the Notes; provided, however, that if the Primary Institutional Lender to Buyer shall request, the Buyer shall be permitted to grant a lien on the shares represented by the New Certificates to this lender superior to that granted in favor of the Shareholders, in which case the lien granted to the Shareholders shall be subordinate only to the lien granted to the Primary Institutional Lender and the New Certificates will be delivered to the Primary Institutional Lender to be held for the benefit of the Primary Institutional Lender and Shareholders.

         For purposes of this Agreement the term Primary Institutional Lender shall include, without limitation, such commercial banks, insurance companies, funds and other institutions as may from time to time lend monies to Buyer or any of its subsidiaries as working capital or for the acquisition of capital assets or for the stock or assets of another entity and, if the purchasers of such notes, bonds or other debt instruments as the Buyer may issue in a public offering or private placement. Specifically excluded from the definition of Primary Institutional Lender are such individuals or businesses to which the Buyer or its subsidiaries may issue promissory notes in connection with the acquisition of the capital stock or assets of a business owned by such individuals or entities.

Section 2.3.  Purchase Price.

      (a) The consideration payable by the Buyer to the Shareholders for the Shares of all the Companies, in the aggregate (the "Purchase Price" as may be herein modified by any Surplus or Deficiency as reflected in Section 2.3(c) herein), shall be sixteen-million three hundred fifty eight thousand dollars ($16,358,000). Said Purchase Price shall be payable as follows: (i) nine million dollars ($9,000,000) in cash or by wire transfer of immediately available funds payable at Closing to an account or accounts designated by Shareholders; (ii) five-million dollars ($5,000,000) to be paid in accordance with a five-year promissory note dated the Closing Date, substantially in the form of Exhibit A hereto (the "8% Note") which note amount may, at the option of Shareholders, be apportioned among the Shareholders in separate notes payable to the respective Shareholders totaling $5,000,000 ; (iii) one million three hundred fifty eight thousand dollars ($1,358,000) to be paid in accordance with a five-year promissory note dated the Closing Date, substantially in the form of Exhibit B hereto (the "4% Note") which note amount may, at the option of Shareholders, be apportioned among the Shareholders in separate notes payable to the respective Shareholders totaling $1,358,000; and (iv) one million dollars ($1,000,000) in the form of a certificate or certificates for, in the aggregate, ten thousand (10,000) shares of the 8% Series C Convertible Preferred Stock of the Buyer (the "Preferred Stock") with an initial liquidation preference value of $100.00 per share. The Preferred Stock shall have those voting powers, preferences, relative optional and special rights and qualifications, limitations and restrictions as are set forth in the Certificate of Designation filed pursuant to Section 151 of the General Corporation Law of the State of Delaware. A copy of such Certificate of Designation is annexed hereto as Exhibit C.For the avoidance of doubt, the consideration deliverable to each Shareholder is set forth on Schedule 2.1.

      (b) As soon as practicable following the Closing Date, but not later than sixty (60) days following the Closing, the Companies shall prepare a consolidated balance sheet of the Companies as of the close of business immediately prior to the Closing Date, without giving effect to the transaction contemplated hereby. Such balance sheet shall be referred to herein as the "Closing Balance Sheet". The Closing Balance Sheet shall be prepared on a basis consistent with the accounting policies, practices and assumptions utilized by the Companies in the preparation of their annual financial statements dated December 31, 2006, or their most recent annual financial statement subsequent to such date, except that the inventory of the Companies shall be valued using a methodology intended to reflect its fair market value on a basis consistent with the methodology used in preparing the consolidated balance sheet dated June 30, 2007, referred to in Section 4.9. The Shareholders will provide the Companies with such assistance as may be reasonably necessary in connection with the preparation of the Closing Balance Sheet.

      In preparing the Closing Balance Sheet, the Companies shall assume that the income tax liability of the Companies for periods ended on or prior to June 30, 2007, is consistent with the amounts previously computed by the Companies. Further, in computing the income of the Companies for the period commencing January 1, 2007 and ending as of the Closing Date, the Companies' inventory shall be valued as set forth in the preceding paragraph, notwithstanding the fact that Buyer on a going forward basis may be required to employ different methods to value the inventory, resulting in an inconsistent value, and provided that the inventory shall be increased or reduced to reflect any actual physical excess or shortage noted in taking a physical count.

      Immediately after the Closing Balance Sheet has been completed, the Companies shall determine the "Net Asset Value" (as defined below) of the Companies using the amounts shown on the Closing Balance Sheet. For purposes of this Agreement, Net Asset Value shall mean the total assets of the Companies less total liabilities of the Companies as reflected on the Closing Balance Sheet prepared in accordance with the above. It is expressly understood, agreed and accepted by Buyer that Seller makes no representation or warranty whatsoever that the methodology employed for the valuation of inventory of the Companies complies or is in accordance with GAAP.

      The initial determination of the Net Asset Value shall be delivered by the Buyer to the Representative in writing no later than sixty (60) days after the Closing Date (the "Net Asset Value Statement"). During the 25-day period following their receipt of the Net Asset Value Statement, the Buyer's accountants (one accounting firm) and the Shareholders' accountants (one accounting firm) will be permitted to review the work papers underlying the Closing Balance Sheet and will have access to the Companies' personnel as may be reasonably necessary in connection therewith and, in general, the Companies will cooperate with the Shareholders, the Buyer and their respective accountants in facilitating such review. The Net Asset Value Statement shall become final and binding upon the parties on the twenty-fifth day following the Representative's receipt thereof unless either the Representative or the Buyer gives written notice of disagreement as to the Closing Balance Sheet or the Net Asset Value Statement ("Notice of Disagreement") to the Buyer or the Representative, as the case may be, prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received in a timely manner then the Net Asset Value Statement shall become final and binding upon the parties on the earlier of (x) the date the parties resolve all differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date all disputed matters are finally resolved by the Arbitrators (as defined below). The Net Asset Value Statement that becomes final and binding on the parties in accordance with the terms of this Section is referred to herein as the "Final Net Asset Value Statement".

      During the 15-day period following the delivery of any Notice of Disagreement, the parties shall attempt to resolve any differences they may have with respect to any matter specified therein. If, at the end of such 15-day period, the parties have not reached agreement on such matters, any party may demand that the matters which remain in dispute be submitted to immediate non-binding mediation through an alternative dispute resolution company mutually agreeable to Shareholders and Buyer. In the event that the non-binding mediation is unsuccessful, the dispute shall be resolved exclusively by arbitration in New York, New York, in accordance with the applicable rules of the American Arbitration Association (the "Arbitrator"). The Arbitrator shall be a person or entity willing to hold Arbitration hearings in the New York metropolitan area, to be selected by the Buyer and the Shareholders. If within 10 days of receipt by the Arbitrator of the matters which remain in dispute, the Arbitrator has failed to resolve such matters, the Arbitrator shall conduct an Arbitration hearing to review and resolve the disputed matters. The decision of the Arbitrator with respect to all disputed matters shall be final and binding on the parties.

      The fees of the Arbitrator shall be borne fifty percent by the Buyer and fifty percent by the Shareholders.

      (c) If the Net Asset Value as of the Closing Date as reflected on the Final Net Asset Value Statement is less than $4,750,000, then the difference between such amount and $4,750,000 is referred to herein as the "Deficiency." If the Net Asset Value as reflected on the Final Net Asset Value Statement is greater than $5,000,000, then the difference between such amount and $5,000,000 is referred to herein as the "Surplus." If it is determined that there is a Surplus, the Buyer shall pay the same, up to a maximum of $500,000 to the Shareholders by increasing the principal of the 8% Note by an amount equal to the Surplus, in which event interest shall accrue thereon from the Closing Date. If it is determined that there is a Deficiency, the principal amount of the 8% Note shall be deemed to have been reduced by the amount of the Deficiency as of the Closing Date and accrued interest shall be recomputed accordingly. Any amount paid pursuant to this Section shall be deemed an increase (or decrease) of the Purchase Price. See Section 6.3(b)(vii).

Section 2.4.  Equipment Lien.

      To secure payment of the 8% Note and 4% Note, in addition to the continuing security interest of the Sellers in and to the New Certificates pursuant to the terms of the Security Agreement, the Shareholders will be further granted a lien on all Equipment described in Schedule 4.13 of this Agreement located at the NY Property and the NC Property. This Equipment Lien will be subordinate only to the lien granted to Buyer's Primary Institutional Lender, but will remain a first lien as to all other creditors. Until the Buyer has paid at least $1,500,000 of the principal of the 8% Note and two (2) years have elapsed from the Closing Date, neither Buyer nor the Companies shall remove from the NY Property any of the Equipment presently located thereon.

      The Shareholders agree to execute and deliver to the Buyer's Primary Institutional Lender a Subordination Agreement with respect to the lien to be granted on the Companies' Equipment containing such terms and conditions as the Shareholders and the Primary Institutional Lender shall agree upon so long as the costs up to ten thousand ($10,000.00) dollars associated with the preparation and/or review of such Subordination Agreement by Shareholders or their representatives, including reasonable attorney's fees, are payable by, and are the responsibility of, Buyer.

Section 2.5.  Late Penalty.

      If Buyer defaults on any payment obligation contained in this Agreement, the 8% Note, or the 4% Note, and such obligation is not cured within ten (10) business days of Buyer's receipt of notice of such default, Buyer shall incur a late penalty of 5% of the late amount.

                                    ARTICLE 3
                                     CLOSING

Section 3.1.  Date, Time and Place of Closing.

      The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Lewis Johs Avallone Aviles, LLP, 425 Broad Hollow Road, Suite 400, Melville, New York at 10:00 a.m. local time, on January 22, 2008, or at such other date, time or place agreed by the Buyer and the Shareholders. The time and date of the Closing is referred to as the "Closing Date".

Section 3.2.  Required Documents; Covenant of Further Assurance.

      All certificates, instruments, agreements, consents, approvals and other documents required by Article 8 as conditions to the Closing, and all appropriate receipts, will be delivered to and by the Buyer and the Shareholders at the Closing. The Shareholders, at any time and from time to time after the Closing Date upon reasonable request of the Buyer, subject to the terms of the Security Agreement and any Equipment Liens, will execute, acknowledge and deliver all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and instruments of conveyance and assignment and take such other action as the Buyer may reasonably request to transfer to and vest in the Buyer, and to put the Buyer in possession of, all of the Shares and all of the assets of the Companies in accordance with the term of this Agreement.

Section 3.3. Debts of Company

      At Closing the Buyer will repay on behalf of the Companies, or cause the Companies to repay, up to an aggregate of two hundred fifty thousand dollars ($250,000) plus accrued and unpaid interest of outstanding loans which the Shareholders or any director or officer of the Company or Companies have made to the Company or Companies. In addition, certain of the Companies are indebted to certain affiliate companies as set forth on Schedule 3.3 hereto. Such indebtedness constitutes debt validly and currently due and owing and the Shareholders and Buyer agree that such indebtedness shall be repaid to said affiliates in accordance with the repayment schedule set forth under Schedule 3.3.

                                    ARTICLE 4
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

      As an inducement to Buyer to enter into this Agreement and perform its obligations hereunder, the Shareholders hereby represent and warrant to the Buyer as of the date hereof and as of the Closing Date (or if an earlier date as specified in such representation and warranty, as of such earlier date):

Section 4.1.  Organization, Good Standing, Power

      Each Company is a corporation duly organized, validly existing and in good standing under the laws of the State set forth on Schedule 4.1. Each Company has the corporate power and authority to own, lease and operate its assets and to carry on its Business as now being conducted. Each Company is authorized or licensed to do business and is in good standing in each of the jurisdictions in which the conduct of the business requires such qualification except where the failure to be so authorized, licensed or qualified would not cause a Material Adverse Change to the Companies or their Businesses. .

      All of the minute books, stock ledgers and stock transfer records of the companies have been furnished to the Buyer for review and Buyer acknowledges receipt of the materials listed on Schedule 4.1. Except as set forth on such Schedule, such minute books contain the minutes of meetings of the Shareholders and board of directors of the Companies and all actions taken by consent of the Shareholders and directors except where the failure to do so would not cause a Material Adverse Change to the Companies or their Businesses. Except as set forth on such Schedule, all such meetings were duly called and held and a quorum was present and acting throughout each such meeting and all such consents were duly executed by all parties thereto except where the failure to do so would not cause a Material Adverse Change to the Companies or their Businesses.

Section 4.2.  Certificates/Articles of Incorporation and By-Laws.

      Correct and complete copies of the current Certificates and or Articles of Incorporation (the "Certificates of Incorporation") and current By-laws (the "By-laws") of each Company, in each case as amended to date will be made available to the Buyer as and to the extent they exist today.

Section 4.3.  Shares.

      Each Shareholder has good, valid and marketable title to the number of shares of each Company set forth on Schedule 2.1 opposite the name of such Shareholder, free and clear of any covenant, condition, restriction, voting arrangement, charge, Security Interest, option or adverse claim, other than restrictions on transfer under federal and applicable state securities laws. Upon delivery of certificates representing each Shareholder's Shares and payment of the Purchase Price pursuant to Sections 2.2 and 2.3, the Sellers will transfer good and marketable title to the Shares, free and clear of any adverse claim.

Section 4.4.  Capital Stock.

      (a) The authorized capital stock of HSM consists of 200 shares of common stock, of which only the shares listed on Schedule 2.1 have been issued and are outstanding. The record and beneficial holders of the outstanding shares of capital stock of HSM are set forth on Schedule 2.1.

      (b) The authorized capital stock of HSM-NC consists of 1,000,000 shares of common stock, of which only the shares listed on Schedule 2.1 have been issued and are outstanding. The record and beneficial holders of the outstanding shares of capital stock of HSM-NC are set forth on Schedule 2.1.

      (c) The authorized capital stock of BA consists of 200 shares of common stock, of which only the shares listed on Schedule 2.1 have been issued and are outstanding. The record and beneficial holders of the outstanding shares of capital stock of BA are set forth on Schedule 2.1.

      (d) The authorized capital stock of BAI consists of 200 shares of common stock, of which only the shares listed on Schedule 2.1 have been issued and are outstanding. The record and beneficial holders of the outstanding shares of capital stock of BAI are set forth on Schedule 2.1.

      (e) All of the Shares have been duly authorized and validly issued and are outstanding, fully paid and nonassessable. None of the Shares was issued in violation of any preemptive rights. Each Share was issued in conformity with applicable law. No person to whom any Share was issued and no person claiming through any such person has any claim against any Company in respect of any such issuance, including any claim based upon an alleged misstatement of a material fact in connection with such issuance or an omission to state a material fact necessary to make the statements of fact stated in connection with such issuance not misleading.

      (f) There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating any Company to issue or to transfer from its treasury any shares of capital stock. No unissued shares of capital stock of any Company are subject to any preemptive rights. There are no outstanding contractual obligations to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of or other ownership interest in any Company.

Section 4.5.  Subsidiaries, Divisions and Affiliates.

      Except as set forth on Schedule 4.5, none of the Companies has any Subsidiary and none of the Companies owns or has any rights to any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity.

Section 4.6.  Authorization.

      Each Shareholder possesses the legal right and capacity to execute, deliver and perform this Agreement, without obtaining any approval, authorization, consent or waiver or giving any notice, except as set forth in
Schedule 4.6. To the best of each Shareholder's knowledge, the Shareholders have taken all shareholder action required by applicable law, each of the Companies' Articles of Incorporation, By-laws or otherwise, required to be taken to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and all other Transaction Documents to which a Shareholder is a party have been or will be duly executed and delivered by the Shareholder which is a party thereto, and constitute the legal, valid and binding obligations of the Shareholders.

Section 4.7.  Effect of Agreement.

      To the best of each Shareholder's knowledge, the execution, delivery and performance of this Agreement by the Shareholders and the consummation by the Shareholders of the transactions contemplated hereby, will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule, regulation or executive order to which any Company, any of the Shareholders or the Assets of any Company is subject; (b) violate any judgment, order, writ or decree of any court applicable to any Company, any Shareholder or the Assets of any Company; or (c) result in the breach of or conflict with any term, covenant, condition or provision of, or, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Assets or Shares pursuant to the Articles of Incorporation or the By-laws, or any commitment, contract or other agreement or instrument, including any of the Contracts, to which any of the Companies is a party or by which any of the Assets or Shares are bound.

Section 4.8       Governmental and other Consents.

      Except as set forth on Schedule 4.8, no notice to, consent, authorization or approval of, any Person under any agreement, arrangement or commitment of any nature to which any Shareholder is party to, or by which the Shares or Assets are bound or subject to, or from which any of the Companies receives or is entitled to receive a benefit, is required in connection with the execution, delivery and performance by the Shareholders of this Agreement or any other Transaction Documents to which a Shareholder is a party, or the taking of any action herein contemplated.

Section 4.9.  Financial Statements.

      Correct and complete copies of unaudited Balance Sheets and Income Statements of each Company as and for each of the two most recent fiscal years for which such Balance Sheets and Income Statements have been prepared (collectively, the "Year-End Financials"), and an unaudited balance sheet and income statement of each Company and, on a consolidated basis all of the Companies, as of, and for the year ended, June 30, 2007 (the "Stub Financials" and collectively with the Year-End Financials, the "Financial Statements") have been made available to the Buyer. June 30, 2007 is referred to herein as the "Cutoff Date." The Financial Statements: (i) are consistent in all material respects with the books and records of the Companies; (ii) have been prepared in accordance with GAAP on a basis consistent with that of the preceding accounting periods, except that the Companies' inventory has been valued using a methodology which has been disclosed to and accepted by the Buyer intended to reflect the fair market value thereof. It is expressly understood, agreed and accepted by Buyer that Seller makes no representation or warranty whatsoever that the methodology employed for the valuation of such inventory complies or is in accordance with GAAP.; (iii) reflect and provide adequate reserves and disclosures in respect of all liabilities of the Companies, including all contingent liabilities, as of the respective dates of the Financial Statements, except that no contingency has been established for changes that would result from changes in the valuation of the Companies' inventory; and (iv) present fairly in all material respects the financial position of the Companies at such dates and the results of operations and cash flows of the Companies for the periods then ended, except that the Stub Financials do not reflect the impact of normal recurring year-end adjustments, which adjustments would not have a material impact on the financial results reflected in the Stub Financials. Except as set forth on Schedule 4.9 and as may be disclosed in the Financial Statements, the books of account and other financial and corporate records of each of the Companies are in all material respects complete, correct and up to date, with all necessary signatures.

Section 4.10.  No Undisclosed Liabilities; Net Worth.

      Except as set forth in Schedule 4.10, none of the Companies has any material liabilities or obligations of any nature and there is no existing condition, situation or set of circumstances reasonably known to the Shareholders which could reasonably be expected to result in any Material Adverse Changes to any of the Companies, other than those that are reflected or reserved against in the balance sheets contained in the Stub Financials or disclosed in a footnote thereto, except for liabilities incurred in the Ordinary Course of Business since the Cutoff Date.

Section 4.11.  Absence of Certain Changes or Events.

      To the best knowledge of the Shareholders since the Cutoff Date, each of the Companies has used commercially reasonable efforts consistent with its normal business practice to preserve the business organization of such Company intact, to keep available to such Company the services of all of its current officers and employees and to preserve the goodwill of the suppliers, customers, employees and others having business relations with such Company as of such date.

      Except as set forth on Schedule 4.11, since the Cutoff Date, to the best knowledge of the Shareholders, none of the Companies has suffered any Material Adverse Change in its assets, business, financial condition or results of operation, nor have any events occurred that have had, or might reasonably be expected to have, a Material Adverse Change on the financial condition or results of operations of the Companies, taken as a whole, except for changes resulting from changes in general economic conditions, industry conditions, GAAP, government regulations, judicial rulings, or terrorist acts, or as a result of the announcement or consummation of this Agreement. Except as set forth on Schedule 4.11, since the Cutoff Date, none of the Companies has (a) incurred damage to or destruction of Assets having, in the aggregate, a replacement cost in excess of $10,000, whether or not covered by insurance; (b) incurred any obligation or liability (fixed or contingent) not in the Ordinary Course of Business in excess of $10,000; (c) made or entered into contracts or commitments to make any capital expenditures in excess of $10,000; (d) encumbered any of its Assets with any Security Interest in addition to Security Interests in existence as of the Cutoff Date other than Security Interests imposed by operation of law; (e) sold, transferred or leased, as lessor, Assets having, in the aggregate, a replacement cost in excess of $10,000, or canceled or compromised any debt or material claims, except in each case, for the sale of inventory in the ordinary course of business; (f) sold, assigned, transferred or granted any rights under or with respect to any licenses, agreements, patents, inventions, trademarks, trade names, copyrights or formulae or with respect to know-how or any other intangible asset owned by such Company; (g) amended or terminated any contracts, agreements, leases or arrangements which otherwise would have been required to be set forth on Schedule 4.11 hereto; (h) waived or released any other rights of material value to such Company; (i) declared or paid any dividend on its capital stock, or set apart any money for distribution to or for its Shareholders, or members of their families, other than salary and reimbursement of debts outstanding and owing to one or more of the Shareholders or any director or officer of any of the Companies or expenses in amounts consistent with past practices;; (j) redeemed any portion of its capital stock;
(k) entered into, or amended the terms of, any employment or consulting agreement so as to cause such agreement to not be terminable by such Company on less than 30-days notice without Material Adverse Change to such Company; (l) incurred any indebtedness for borrowed money or guaranteed any indebtedness of another Person not in the Ordinary Course of Business, or (m) entered into any transactions not in the Ordinary Course of Business which would, individually or in the aggregate, result in a Material Adverse Change to the Business.

Section 4.12.  Title to Assets; Absence of Liens and Encumbrances.

      Each Company has good and marketable title to, and owns outright, its Assets, free and clear of all Security Interests, other than those disclosed in the Financial Statements or those set forth in Schedule 4.12 (the "Permitted Encumbrances"). The leases and other agreements or instruments under which each of the Companies holds, leases or is entitled to the use of any Assets are in full force and effect and are set forth in Schedule 4.12. Each of the Companies enjoys peaceable and undisturbed possession under all such leases. All Assets, to the Knowledge of the Shareholders, are in material conformance with applicable zoning and other laws, ordinances, rules and regulations and no notice of violation of any law, ordinance, rule or regulation thereunder has been received by any of the Companies or the Shareholders.

      Schedule 4.12 contains a complete list of each parcel of real property owned or leased by any Company. Each of the Companies will make available to Buyer true and complete copies of all leases, licenses or other occupancy agreements, if any, including amendments and supplements thereto, to which such Company is a party respecting any real property and all other instruments granting such leasehold interests, rights, options or other interests..

      Except as set forth in Schedule 4.12, all buildings, structures, appurtenances and material items of machinery, equipment and other material tangible assets used by each of the Companies in the conduct of its Business are in reasonably good operating condition and repair, ordinary wear and tear excepted, are usable in the Ordinary Course of Business and are adequate and suitable for the uses to which they are being put. Buyer acknowledges that it has inspected same, including the leased premises, and accepts same in their existing condition.

Section 4.13. Equipment.

      Set forth on Schedule 4.13 is (i) a correct and complete list and description of all items of equipment used in the Business as of the Cutoff Date of each Company having individually a fair market value of $10,000.00 or more as of the Cutoff Date, except the Twin Precision Equipment ("Twin Precision Equipment and certain inspection equipment ("Inspection Equipment")") which is to be distributed or conveyed to Shareholders at or prior to Closing and which shall not be conveyed to Buyer under the terms of this Agreement, (ii) a list of all items of equipment having a fair market value of $10,000 or more disposed of since the Cutoff Date, and (iii) a description of all items of equipment acquired into the Companies as of the date of this Agreement since the Cutoff Date, at a cost in excess of $10,000 (collectively, the "Equipment").

Section 4.14. Insurance.

      There is now and there will be as of the Closing, in full force and effect with a reputable insurance company fire and extended insurance coverage with respect to all material tangible Assets in reasonable commercial amounts. There are no outstanding or unsatisfied written requirements imposed or made by any of the Companies' current insurance companies with respect to current policies covering any of the Assets, or by any governmental authority requiring or recommending, with respect to any of the Assets, that any repairs or other work be done on or with respect to, or requiring or recommending any equipment or facilities be installed on or in connection with, any of the Assets. Set forth on Schedule 4.14 is a correct and complete list of (a) all currently effective insurance policies and bonds to which any of the Companies is a party, and (b) for the three-year period ending on the date hereof, (i) all accidents, casualties or damage occurring on or to the Assets or relating to the Business of any Company which resulted in claims individually in excess of $10,000, and
(ii) claims for product liability, damages, contribution or indemnification and settlements (including pending settlement negotiations) resulting therefrom which individually are in excess of $10,000. To the best of Shareholder's knowledge, (a) there are no pending or threatened terminations or premium increases with respect to any of the policies or bonds on Schedule 4.14 other than premium increases in the Ordinary Course of Business, and there is no condition or circumstance applicable to the Business of any Company, other than the sale of the Shares pursuant to this Agreement, which could reasonably be expected to result in such termination or increase other than premium increases in the Ordinary Course of Business, and (b) each of the Companies is in compliance with all material conditions contained in such policies or bonds, except for noncompliance which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Change on the Business.

Section 4.15. Agreements, Arrangements

      (a) Except as set forth on Schedule 4.15, none of the Companies is a party to, nor are the Assets or Shares subject to or bound by any:

            (i) lease agreement (whether as lessor or lessee) where the annual obligation of any of the Companies exceeds ten thousand dollars ($10,000)

            (ii) license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents, or copyrights (or applications therefore), unpatented designs or processes, formulae, know-how or technical assistance, or other proprietary rights, other than agreements relating to off-the-shelf software used in the conduct of the Business;

            (iii) agreement with any banks or other persons, for the borrowing or lending of money or payment or repayment of draws on letters of credit or currency swap or exchange agreements (other than purchase money security interests which may, under the terms of invoices from its suppliers, be granted to suppliers with respect to goods so purchased);

            (iv) agreement granting any person a Security Interest on any of the Assets including, without limitation, any factoring or agreement for the assignment of receivables or inventory, other than in the Ordinary Course of Business;

      (b) Except for agreements which may be terminated on no more than thirty
(30) days notice without causing a Material Adverse Change to any of the Companies, or which are set forth on Schedule 4.15, none of the Companies is party to any:

            (i) non-competition, secrecy or confidentiality agreements, or any other agreement restricting such Company from doing business anywhere in the world;

            (ii) agreement with any distributor or brokerage company, leasing company, management company or any other individual or entity who assists, places, brokers or otherwise is involved with the marketing or distribution of the products of the Business to its customers;

            (iii) agreement for the incurrence of any capital expenditure in excess of $10,000;

            (iv) advertising, publication or printing agreement; and

            (v) agreement giving any party the right to renegotiate or require a reduction in prices to be paid or the repayment of any amount previously paid, to such Company.

      Correct and complete copies of all items required to be shown on Schedule
4.15 have been delivered or made available to Buyer prior to the date hereof.

      (c) Each of the Contracts to the best Knowledge of the Shareholders is valid, in full force and effect and enforceable in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors' rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

      (d) Except as set forth on Schedule 4.15, to the best Knowledge of the Shareholders each of the Companies has fulfilled, or has taken all action reasonably necessary to enable it to fulfill when due, all of its respective obligations under the Contracts. Furthermore, there has not occurred any default or any event which with the lapse of time or the election of any person other than the Companies or the Shareholders, will become a default under any of the Contracts, except for such defaults, if any, which have been indicated on
Schedule 4.15.

Section 4.16. Patents, Trademarks, Copyrights.

      Schedule 4.16 sets forth (i) the registered and beneficial owner and the expiration date, to the extent applicable, for each patent or trademark ("Right") owned or used by any of the Companies and (ii) the product, service, or products or services of the Company which make use of, or are sold, licensed or made under, each such Right. All of the Rights are included in the Assets and constitute all Rights necessary for the conduct of its Business by each Company. Except as set forth on Schedule 4.16, neither the Shareholders nor any of the Companies has sold, assigned, transferred, licensed, sub-licensed or conveyed the Rights, or any of them, or any interest in the Rights, or any of them, to any Person, and each of the Companies has the entire right or right, title and interest (free and clear of all Security Interests) in and to the Rights owned or used by such Company to conduct its Business. Neither the validity of the Rights, nor the use thereof by any of the Companies, is the subject of any known pending or threatened opposition, interference, cancellation, nullification, conflict, concurrent use, litigation or other proceeding. To the best of Shareholders' Knowledge, the conduct of its Business as currently operated by each Company, and the use of its Assets does not conflict with, or infringe, legally enforceable rights of third parties and except as set forth on Schedule 4.16, there is no ongoing infringement of any proprietary right owned or licensed by any of the Companies.

Section 4.17. Permits.

      During the five years ended as of the date of this Agreement, none of the Companies has received notice from any governmental or regulatory authority informing it that it requires a permit to conduct its Business.

Section 4.18. Compliance with Applicable Laws.

      To the best Knowledge of the Shareholders, the conduct by each Company of its Business does not violate or infringe, and there is no known meritorious basis for any claims of violation or infringement of, any law, statute, ordinance, regulation or executive order currently in effect, including without limitation, the Foreign Corrupt Practices Act and laws and regulations relating to the granting and procurement of government contracts, except in each case for violations or infringements which could not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on the Business of such Company, taken as a whole. To the best Knowledge of the Shareholders, none of the Companies is in default under any Company Permit, under any governmental or administrative order or demand directed to it, or with respect to any order, writ, injunction or decree of any court applicable to it.

Section 4.19. Litigation.

      Except as set forth on Schedule 4.19, there is no claim, action, suit, proceeding, arbitration, reparation, investigation or hearing, pending or to the knowledge of Shareholders threatened, before any court or governmental, administrative or other competent authority or private arbitration tribunal, which could result in a Material Adverse Change on the Business of any Company or which could prevent the consummation of the transactions contemplated by this Agreement; nor are there any facts known to any Shareholder which could reasonably be expected to give rise to a claim, action, suit, proceeding, arbitration, investigation or hearing, which could have a Material Adverse Change upon the Business of any Company, or prevent the consummation of the transactions contemplated by this Agreement. None of the Companies has waived any statute of limitations or other affirmative defense with respect to any obligation. There is no continuing order, injunction or decree of any court, arbitrator or governmental, administrative or other competent authority to which any of the Companies is a party, or to which the Assets or Business of any Company, is subject. None of the Companies and none of their current officers, directors, or employees has been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or other body from engaging in or continuing any conduct or practice in connection with the Business.

Section 4.20. Customers, Suppliers, Distributors and Agents.

      Schedule 4.20 sets forth (a) the five largest (in dollar value) purchasers of goods and/or services from the Companies, taken as a single unit and (b) the five largest (in dollar value) providers of goods and/or services to the Companies, taken as a single unit during the fiscal year ended December 31, 2006.

      Except as set forth on Schedule 4.20, none of the Companies has any Knowledge that any Person set forth on Schedule 4.20 will cease to continue such relationship, or will substantially reduce the extent of such relationship, at any time prior to or after the Closing Date. None of the Companies has any Knowledge of (i) any contemplated Material Adverse Change in the business relationship of such Company with, or (ii) any existing condition or state of facts which will cause a Material Adverse Change, or has a reasonable likelihood of causing a Material Adverse Change to such Company with the Persons listed on
Schedule 4.20 or which has prevented or will prevent the Business from being carried on under its new ownership after the Closing in substantially the same manner as it is currently carried on.

Section 4.21. Employee Benefit Plans.

      (a) The only welfare, benefit or pension plans that the Companies maintain or contribute to, or have maintained or contributed to since January 1, 2002, are (i) those maintained by the union which represents certain of its employees,
(ii) health, dental and other similar plans operated by third parties which have been made available to certain employees, (iii) a discretionary bonus plan for certain non-union employees, (iv) a non-contributory profit sharing plan wherein accounts are maintained for the benefit of certain employees where such profit sharing plan will be terminated upon consummation of this transaction and (v) contractual arrangements with the employees set forth on Schedule 4.21 providing for 10-year payouts upon the termination of the employment of such employees under condition specified therein.

      (b) The plans, programs, policies, or arrangements described in subparagraph (a) are hereinafter collectively referred to as the "Company Plans" and are listed on Schedule 4.21. The Shareholders have delivered to the Buyer true and complete copies, if any, of all written plan documents and contracts evidencing the Company Plans, as they may have been amended to the date hereof, together with all documents, including without limitation Forms 5500, relating to any Company Plans required to have been filed prior to the date hereof with governmental authorities for each of the three most recently completed plan years.

      (c) The Company Plans have been administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Company Plans have been administered in accordance with the provisions of those statutes, regulations and rulings). No member of the Company Group or any fiduciary of any Company Plan has done anything that would adversely affect the qualified status of the Company Plans or the related trusts which is intended to be a "qualified plan."

      (d) Each member of the Companies is in compliance with the requirements prescribed by any and all statutes, orders, governmental rules and regulations applicable to the Company Plans.

      (e) Any Company Plan other than that described in clause (a)(v) can be terminated on or prior to the Closing Date without liability to any Company or the Buyer for any additional contributions, penalties, premiums, fees or any other charges as a result of the termination, except to the extent of funds set aside for such purpose or reflected as reserved for such purpose on the Financial Statements or to the extent amounts would be due in respect of services rendered during the current fiscal year.

      (f) Each Company has made full and timely payment of, or has accrued, pending full and timely payment, all amounts which are required to have been made prior to the date hereof under the terms of each of the Company Plans. The Financial Statements accurately reflect all obligations for accrued benefits under any non-qualified deferred compensation or supplemental retirement plans or such plans are noted on Schedule 4.21.

      (g) None of the Companies nor any officer, director or shareholder of any of the Companies, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or ERISA Section 406) with any of the Company plans.

      (h) Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened against any Company Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Company Plan or against the assets of any Company Plan.

      (i) The consummation of the transactions contemplated hereby will not accelerate or increase any liability under any Company Plan because of an acceleration or increase of any of the rights or benefits to which Participants may be entitled thereunder.

      (j) Other than health continuation coverage required by COBRA and obligations with respect to the 10-year payouts due as noted in clause (a) (v), none of the Companies has any obligation to any retired or former employee, director or other service provider or any current employee, director or other service provider of the Company upon retirement or termination of employment under any Company Plan.

      (k) Since the Cutoff Date, none of the Companies has (i) increased the rate of compensation payable or to become payable to any of the employees of the Company, other than in the Ordinary Course of Business and consistent with past practice except for the incorporation into their annual salary certain amounts previously paid as bonuses; (ii) made any commitment and has not incurred any liability to any labor union; (iii) paid or agreed to pay any bonuses or severance pay; (iv) increased any benefits or rights under any Company Plan; or
(v) adopted any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute a Company Plan.

Section 4.22. Powers of Attorney.

      Except as set forth on Schedule 4.22, no person has any power of attorney to act on behalf of any of the Companies or any of the Shareholders in connection with any of the Companies' or the Shareholders' properties or business affairs other than such powers to so act as normally pertain to the officers of the Companies.

Section 4.23. Labor Matters.

      (a) Set forth on Schedule 4.23 are the collective bargaining agreement to which any of the Companies is a party with any union except for the Agreement and Declaration of Trust of the Local 463 Health Fund, dated November 9, 1956 and the Agreement and Declaration of Trust of the Local 463 Pension Fund. Copies of all such agreements have been delivered to the Buyer.

      (b) Except as set forth on Schedule 4.23, all reasonably anticipated material obligations of each Company, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses and other forms of compensation payable to the officers, directors and other employees and independent contractors of such Company have been paid or reserved for.

      (c) To the best of Shareholder's Knowledge there is no basis for any material claim, grievance, arbitration, negotiation, suit, action or charge of or by the employees of any Company, and no such material charge or complaint is pending against any Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other federal, state or local agency with jurisdiction over employment matters.

      (d) Each Company has withheld and paid to the appropriate governmental authorities or is withholding for payment not yet due to such authorities all amounts required to be withheld from the employees of such Company. None of the Companies to the best of Shareholders Knowledge is liable for any arrears of such amounts or penalties thereon for failure to comply with any of the foregoing. Each Company is in compliance in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other amounts as required by appropriate governmental authorities.

Section 4.24. Personnel.

      (a) Schedule 4.24 (a) contains a list, as of the date hereof, of the following information for each full-time, part-time or temporary employee, officer, director or consultant of each Company, including each employee on leave of absence or layoff status: name; job title; current employment status; current compensation; severance or other compensation to be paid as a result of termination of employment or upon a change of control; and the basis for determining any bonuses, commissions or similar payments. Schedule 4.24(a) also contains a list and copies of all Contracts relating to employment to which each Company is a party, except for Contracts which can be terminated without liability in excess of $5,000 upon not more than thirty (30) days notice. Such
Schedule 4.24(a) shall be updated so as to be complete and accurate as of the Closing Date.

      (b) No employee or director of any Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of an affiliate of Buyer, or (ii) the ability to conduct the Business. To the best of Shareholders' Knowledge, no director, officer, or other key employee of any of the Companies intends to terminate his employment.

      (c) Schedule 4.24(c) contains a complete and accurate list and copies of all agreements pertaining to all retired employees or directors of each of the Companies receiving benefits or scheduled to receive benefits in the future from such Company together with a description of such benefits.

Section 4.25. Environmental Matters.

      Except as set forth on Schedule 4.25, to the best of Shareholder's Knowledge, (i) each of the Companies is in compliance with all applicable Environmental Laws; (ii) none of the Companies has transported, stored and disposed of any Hazardous Materials upon real property owned or leased by it in contravention of applicable Environmental Laws; (iii) there has not occurred, nor is there presently occurring, a Release of any Hazardous Materials by any of the Companies on, into or beneath the surface of any parcel of real property in which such Company has (or will have after giving effect to the transactions contemplated hereby) an ownership interest or any leasehold interest except in compliance with applicable Environmental Laws; (iv) none of the Companies has transported or disposed of, or allowed or arranged for any third parties to transport or dispose of, any Hazardous Material to or at a site which, pursuant to CERCLA, has been placed on the National Priorities List; (v) none of the Companies has received written notice that such Company is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under RCRA; and (vi) none of the Companies has undertaken (or been requested to undertake) any response or remedial actions at the request of any federal, state or local governmental entity in each of the foregoing cases of causes (i) through (vi), except as to circumstances which could not reasonably be expected to have a material adverse effect on the Business of such Company, taken as a whole.

Section 4.26. Tax Matters.

      (a) Each Company has filed all Tax Returns that it was required to file. To the best of the Shareholder's Knowledge, all such Tax Returns were correct and complete in all respects and all Taxes owed by each Company have been paid. Except as set forth in Schedule 4.26, none of the Companies is currently the beneficiary of any extension of time within which to file any Tax Return that has not already been timely filed (with due regard to such extension). No claim has ever been made by an authority in a jurisdiction where any of the Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the Assets of any of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax (except for Taxes not yet due and owing).

      (b) Each of the Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

      (c) There is no pending or threatened claim by any authority for additional Taxes for any period for which Tax Returns have been filed. Schedule
4.26 lists all federal, state, local, and foreign income Tax Returns filed by each Company for taxable periods ended on or after December 31, 2004, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Shareholders have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by each of the Companies since December 31, 2003.

      (d) None of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (e) None of the Companies has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of the Companies has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. None of the Companies has been a United States real property holding corporation within the meaning of Code
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (f) None of the Companies has agreed to, and nor is required to include in its income, any adjustment pursuant to ss. 481(c) of the Code (or comparable provisions of any state or local law) by reason of a change in accounting method or otherwise.

Section 4.27. Recent Dividends and Other Distributions.

      Except as set forth on Schedule 4.27, there has been no dividend or other distribution of assets or securities or payment, whether salary or bonus, whether consisting of money, property or any other thing of value, declared, issued or paid to or for the benefit of the Shareholders by any of the Companies since December 31, 2006 other than a bonus declared in or about March, 2007 in the aggregate sum of one hundred thousand dollars ($100,000), which was apportioned among the Shareholders in the incremental sum of twenty five thousand dollars ($25,000) to each of the Shareholders.

Section 4.28. Inventory.

      The inventory maintained by each Company is adequate and appropriate for the conduct of the Business of each Company as it is currently being conducted. Inventory levels are not in excess of the normal operating requirements of each of the Companies in the Ordinary Course of Business consistent with past practice. The value at which the inventory is carried on the Financial Statements reflects the normal inventory policy of each of the Companies consistent with past practice. Except as set forth in Schedule 4.28, all of the inventory is of a quantity and quality maintained in the Ordinary Course of Business at regular prices or usable in the Ordinary Course of Business.

Section 4.29. Purchase and Sale Obligations.

      All purchases, sales and orders and all other commitments for purchases, sales and orders made by or on behalf of each of the Companies since the Cutoff Date have been made in the usual and Ordinary Course of its Business in accordance with normal practices.

Section 4.30. Accounts Receivable and Accounts Payable.

      A true and correct aged (30-60-90 days) list of all accounts receivable and accounts payable of each of the Companies as of the end of the calendar month preceding the date hereof has been furnished to the Buyer. Except as set forth on Schedule 4.30, to the best of Shareholder's Knowledge all of the accounts receivable of each of the Companies are actual and bona fide accounts receivable representing obligations for the total dollar amount thereof showing on the books of such Company and the accounts receivable are not and will not be subject to any recoupments, set offs or claims, other than set offs from the purchase of inventory by such Company and returns , in each case in the ordinary course of business consistent with past practice. Except as otherwise reflected in the Financial Statements, such accounts receivable are collectible in the ordinary course of business.

Section 4.31. Brokers and Finders.

      Neither the Shareholders nor any of the Companies, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement and the Shareholders agree to indemnify and hold Buyer harmless from any liability, loss, cost, claim and/or demand that any other broker or finder may have in connection with this transaction but only as a result of actions taken by the Companies or the Shareholders.

Section 4.32. Insider Interests.

      Except for employment agreements and certain outstanding indebtedness owing to one or more of the Shareholders or any director or officer of the Companies which will be satisfied pursuant to Section 3.3 upon Closing, as set forth in Schedule 4.32, no Shareholder, officer or director of any of the

Companies is a party to any transaction with a Company including, without limitation, by being a party to any contract, agreement or arrangement (i) providing for the furnishing of services, (ii) providing for rental of real or personal property, or (iii) otherwise requiring payments to any such Shareholder, officer or director or to any trust, corporation or entity to which such person has any interest.

Section 4.33. Investment Intent.

      Each Shareholder is acquiring the securities of the Company (the "Securities") to be issued to him hereunder, for his own account as principal, not as a nominee or agent, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part in any transaction that would be in violation of the Securities Act of 1933, as amended (the "Securities Act") or any state securities or "blue-sky" laws. No other person has a direct or indirect beneficial interest in, and none of the Shareholders has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to, the Securities or any part of the Securities that would be in violation of the Securities Act or any state securities or "blue-sky" laws.

Section 4.34 Adequate Representation.

      Shareholders have discussed with such professional, legal, tax and financial advisors as it has independently chosen to engage the implications of and obligations resulting from the execution of this Agreement and the consummation of the transactions contemplated hereby and have received adequate legal, tax and financial representation with respect to the drafting and negotiation of the Agreement and the structure of the transactions contemplated herein.

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer hereby represents and warrants to each of the Shareholders as of the date hereof and as of the Closing Date:

Section 5.1. Organization and Good Standing; Power and Authority.

      The Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware. The Buyer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

Section 5.2. Corporate Authorization.

      The Buyer has full corporate power and authority and has taken all actions necessary to enter into this Agreement and to carry out the transactions contemplated hereby. Buyer will provide to Shareholders a copy of a corporate resolution authorizing the transaction contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and the other Transaction Documents to which the Buyer is a party have been, or will be, duly executed and delivered by the Buyer and constitute (or when executed will constitute) the valid, legal and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors' rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 5.3. Conflicts; Defaults.

      The execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by the Buyer do not, and the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby or thereby, will not: (i) violate, conflict with, or constitute a breach or default under any of the terms of its certificate of incorporation or bylaws;
(ii) require any authorization, approval, consent, registration, declaration or filing with, from or to any governmental authority; (iii) violate any law, statute, judgment, decree, injunction, order, writ, rule or regulation applicable to the Buyer; or (iv) conflict with or result in a breach of, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to terminate, cancel or accelerate any obligation under, any contract, agreement, note, bond, guarantee, deed of trust, loan agreement, mortgage, license, lease, indenture, instrument, order, arbitration award, judgment or decree to which the Buyer is a party or by which such party is bound and which would affect the consummation of the transactions contemplated hereby. There is no pending or, to the Knowledge of the Buyer, threatened action, suit, claim, proceeding, inquiry or investigation before or by any governmental authorities, involving or that could reasonably be expected to restrain or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.4. Brokers, Finders and Agents.

      Neither the Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement and the Buyer agrees to indemnify and hold the Shareholders harmless from any liability, loss, cost, claim and/or demand that any broker or finder may have in connection with this transaction as a result of actions taken by the Buyer or any of its officers, directors or employees. Buyer agrees to satisfy the fee of any and all brokers or finders which make a claim on the basis of an agreement or alleged agreement with the Buyer or any of its officers, directors or employees.

Section 5.5 No Consents Required.

      Notice to, consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by the Buyer of this Agreement or any other Transaction Documents to which the Buyer is a party, or the taking of any action herein contemplated. Except as set forth on Schedule 5.5, no notice to, consent, authorization or approval of, any Person under any agreement, arrangement or commitment of any nature to which the Buyer is party to or by which the assets of Buyer are bound or subject to, or from which the Buyer receives or is entitled to receive a benefit, is required in connection with the execution, delivery and performance by the Buyer of this Agreement or any other Transaction Documents to which the Buyer is a party, or the taking of any action by Buyer herein contemplated.

Section 5.6 Financial Statements.

      (a) Buyer has filed all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2007 (the foregoing materials being collectively referred to herein as the "SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The Buyer has identified and made available to the Shareholders a copy of all SEC Reports filed within the 10 days preceding the date hereof. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Buyer and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

      (b) Except as set forth in its Form 10-QSB for the fiscal period ended June 30, 2007 and any Reports on Form 8-K filed subsequent to such date: (i) there has been no event, occurrence or development that has had or that is reasonably expected to result in a Material Adverse Change; (ii) the Buyer has not incurred any material liabilities outside the Ordinary Course of Business (contingent or otherwise) or amended any material term of any outstanding security; (iii) the Buyer has not altered its method of accounting or the identity of its auditors; (iv) the Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock; (v) the Buyer has not issued any equity securities to any officer, director or Affiliate of the Buyer; (vi) the Buyer has not made any loan, advance or capital contributions to or investment in any Person; and (vii) the Buyer has not entered into any transaction or commitment, or any contract or agreement, relating to its business or any of its assets (including the acquisition or disposition of, or creation of a lien on, any assets) or any relinquishment by the Buyer of any contract or other right.

Section 5.7 Litigation.

      Except as set forth on Schedule 5.7, there is no claim, action, suit, proceeding, arbitration, reparation, investigation or hearing, pending or threatened, before any court or governmental, administrative or other competent authority or private arbitration tribunal, which could have an adverse effect on the Business of the Buyer or which could prevent the consummation of the transactions contemplated by this Agreement; nor are there any facts known to the Buyer which could reasonably be expected to give rise to a claim, action, suit, proceeding, arbitration, investigation or hearing, which could have an adverse effect upon the Business of the Buyer, or prevent the consummation of the transactions contemplated by this Agreement. The Buyer has not waived any statute of limitations or other affirmative defense with respect to any obligation. There is no continuing order, injunction or decree of any court, arbitrator or governmental, administrative or other competent authority to which the Buyer is a party, or to which the Assets or Business of the Buyer, is subject. Neither the Buyer nor any of its current officers, directors, or employees has been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or other body from engaging in or continuing any conduct or practice in connection with the Business. To the best of Buyer's Knowledge, the Buyer is currently not in default in any respect under any agreement with a Primary Institutional Lender or under any agreement with any other individual or business to whom or to which it has issued promissory notes in connection with the acquisition of the capital stock or assets of a business owned by such individuals or entities.

Section 5.8 Insurance.

      The Buyer will acquire insurance policies on the business and assets of each Company in an amount at least equal to the Net Asset Value as defined in
Section 2.3 (b) to this Agreement and such policies shall name the Shareholders as an additional insured or named insured until all such obligations under Sections 2.2 and 2.3 are paid, and that Buyer will submit proof of such coverage from time to time upon the Shareholder's request, until such obligation to the Shareholders is paid. Buyer shall deliver all appropriate Certificates of Insurance to Shareholders at Closing.

Section 5.9 Buyer Financing.

      The Buyer represents that Buyer will exercise commercially reasonable efforts to obtain the financing necessary to close on the Closing Date.

Section 5.10 Reliance.

      The Buyer represents that it is not relying upon any representations of the other Parties other than those expressly set out in this Agreement.

Section 5.11 Adequate Representation.

      Buyer has discussed with such professional, legal, tax and financial advisors as it has independently chosen to engage the implications of and obligations resulting from the execution of this Agreement and the consummation of the transactions contemplated hereby and has received adequate legal, tax and financial representation with respect to the drafting and negotiation of the Agreement and the structure of the transactions contemplated herein.

Section 5.12 Condition of Tangible Assets.

      The Buyer agrees that it is acquiring the tangible Assets of the Companies and the real property in which it is acquiring a leasehold interest pursuant to this Agreement "as is" as of the date hereof, reasonable wear and tear accepted.

Section 5.13 Non-interference.

      Prior to Closing, Buyer shall not interfere with the operation of the Companies' businesses and operations or, except for competition for business in the ordinary course, do anything that would adversely affect the Sellers or Companies' performance under this Agreement.

Section 5.14 Accuracy of Information.

      No statement contained in this Agreement or any Exhibit or Schedule attached hereto, and no statement contained in any certificate or other instrument or document furnished by or on behalf of Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state any material fact that is necessary to make the statements contained herein or therein not misleading. All representations shall be true as of Closing and shall survive the Closing to the extent provided for herein.

                                    ARTICLE 6
                        CERTAIN COVENANTS OF THE PARTIES

      Each Shareholder hereby covenants and agrees with the Buyer that he shall do, or cause to be done, the following, between the date of this Agreement and the Closing Date:

Section 6.1. Access and Information.

      Each Shareholder will cause each Company to afford to the Buyer and the Buyer's accountants, counsel and other representatives reasonable access from time to time during normal business hours, after the provision of reasonable prior written notice thereof, throughout the period from the date hereof until the Closing Date to the properties, books, contracts, commitments, personnel, independent accountants and records of such Company. During such period, each Shareholder will cause each Company to furnish or make available to the Buyer and the Buyer's accountants, counsel and other representatives copies of such documents and all such other information concerning such Company as the Buyer reasonably may request. Except as may be required by law or Court order, all information so obtained and not otherwise already public, shall be deemed confidential pursuant to the terms of this Agreement.

      Each Shareholder will cause each Company to deliver to the Buyer promptly after the date hereof all items which are to be delivered to Buyer in accordance with Article 4 hereof.

Section 6.2. No Solicitation or Negotiation.

      (a) Prior to the Closing or the termination of this Agreement, each Shareholder will not, and will not permit any of the Companies, or any of its officers, directors, affiliates, employees, representatives or agents to, directly or indirectly:

            (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person other than the Buyer involving or relating to (A) any acquisition or purchase of any of the capital stock of any of the Companies or a material portion of the assets of any of the Companies or (B) any other extraordinary business transaction that would reasonably be expected to be inconsistent with, conflict with or otherwise have a Material Adverse Change on the consummation of the transactions contemplated hereby, or

            (ii) participate in any discussions, conversations, negotiations and other communications with any Person other than the Buyer regarding, or furnish to any other Person any non-public information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.

      (b) Each Shareholder will, and will cause each Company, and its officers, directors, affiliates, employees, representatives or agents to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted with respect to any of the foregoing prior to the date hereof.

      (c) Each Shareholder promptly will notify the Buyer if any of the Shareholders, the Companies or any officer, director, Affiliate, employee, representative or agent of any of the Companies are approached with respect to, or are otherwise made aware of, any such discussions or any such inquiries or proposals and will, in any such notice to the Buyer, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.

Section 6.3. Conduct of the Business of the Companies.

      (a) From the date hereof through the Closing Date or the termination of this Agreement, as the case may be, except as otherwise permitted or contemplated by this Agreement or consented to in writing by the Buyer, which consent shall not be unreasonably withheld or delayed, each of the Shareholders will cause each Company to use commercially reasonable efforts to preserve its Business in all material respects.

      (b) From the date hereof through the Closing Date or the termination of this Agreement, as the case may be, except as otherwise permitted or contemplated by this Agreement or consented to in writing by the Buyer, which consent shall not be unreasonably withheld or delayed, each Shareholder will cause each Company to continue the operation of its Business in the Ordinary Course, and to maintain the Assets, properties and rights of such Company in at least as good order and condition as exists on the date hereof, subject to ordinary wear and tear. Without limiting the generality of the foregoing, except as otherwise permitted or contemplated by this Agreement or in the Ordinary Course of Business, or consented to in writing by the Buyer, which consent shall not be unreasonably withheld or delayed, none of the Shareholders will permit or cause any Company to:

            (i) incur, discharge or satisfy any obligation or liability or any Security Interest, or claim, except in the Ordinary Course of Business or in connection with the performance of this Agreement;

            (ii) incur any debt for borrowed money or increase the amount of any existing debt for borrowed money, other than in the Ordinary Course of Business;

            (iii) increase or establish any reserve for taxes or other liabilities on its books or otherwise provide therefore, except for taxes or other liabilities arising in the Ordinary Course of Business since the Cutoff Date;

            (iv) write up or down the value of inventory or determine as collectible any notes or accounts receivable that were previously considered to be uncollectible in the Ordinary Course of Business since the Cutoff Date;

            (v) or voluntarily make any change in any of its methods of accounting or in any of its accounting principles or practices except as required by GAAP or applicable law;

            (vi) purchase, lease, sell, assign or transfer any asset having a cost in excess of $100,000 or requiring annual lease payments in excess of $25,000 or waive or permit to lapse any material right, except in the Ordinary Course of Business or with the consent of Buyer not to be unreasonably withheld or delayed; or make or authorize any capital expenditure in excess of $100,000;

            (vii) make any loan to any Shareholder or any relative or Affiliate of any Shareholder, or declare, set aside or pay to any Shareholder any dividend or other distribution in respect of its capital stock, transfer any asset or pay any money to any Shareholder or any relative or Affiliate of any Shareholder other than the payment of wages, salaries, bonuses and other benefits in the Ordinary Course of Business to each Shareholder in his capacity as an employee of such Company; or enter into or agree to enter into any transaction with or for the benefit of any Shareholder or any relative or Affiliate of any Shareholder other than the transactions contemplated pursuant to this Agreement. Notwithstanding the foregoing, Buyer acknowledges that consistent with past practices, the Companies may pay bonuses to such Shareholders as they determine appropriate and declare and pay dividends to the Shareholders in an amount up to the taxable income of the Companies from and after January 1, 2007, provided that the same do not cause the Company to fail to meet the condition set forth in
      Section 8.1(b) and shall be considered when computing the adjustment provided for in Section 2.3(c). Further, should the Net Asset Value be less than $5,000,000, as the result of the payment of a bonus or dividend to the Shareholders other than a bonus or dividend paid in the normal course of business consistent with the prior business practices of the Companies, then, in addition to any offset taken pursuant to Section 2.3(c), the principal amount of the 8% Note shall be reduced by the amount of any such bonus or dividend paid to the Shareholders up to a maximum of $250,000;

            (viii) reclassify or change in any manner the outstanding shares of capital stock of such Company or issue or agree to issue, sell, transfer, pledge, encumber or deliver any stock, bond, debenture or other security of such Company or any warrant, obligation, subscription, option, convertible security or other commitments under which any additional shares of capital stock of such Company may be authorized, issued or transferred from treasury except as contemplated by this Agreement and the other Transaction Documents;

            (ix) grant any increase in the compensation payable to any officer, director, consultant, employee or agent, except for increases in the compensation payable in the Ordinary Course of Business to employees in amounts and at times consistent with past practice; enter into or amend any contract for the employment of any officer, employee or other person so that it may not be terminated upon 30 days notice or less without liability to such Company in excess of $10,000; enter into any contract or collective bargaining agreement with any labor union; enter into or agree to enter into any new bonus, pension, profit-sharing, retirement, stock purchase, stock option, deferred compensation, incentive compensation, hospitalization, insurance or similar plans, contracts or understandings providing for employee benefits, other than in the Ordinary Course of Business consistent with past practice;

            (x) enter into any contract, except in the Ordinary Course of Business consistent with past practice, that is not terminable upon 30 days notice or less without Material Adverse Change to such Company;

            (xi) extend credit to any customer in excess of amounts in accordance with past practice or depart from the normal and customary trade, discount and credit policies of such Company;

            (xii) settle any administrative or judicial proceedings;

            (xiii) amend the certificate of incorporation or the bylaws of such Company in a manner that would adversely affect or delay the consummation of the transactions contemplated hereby; or

            (xiv) make any investment in the assets or securities of any Person.

Section 6.4. Compliance with Laws.

      Each Shareholder will use commercially reasonable efforts to cause each Company to comply in all material respects with all applicable laws, statutes, judgments, decrees, injunctions, orders, writs, rules and regulations of any governmental authority.

Section 6.5. Insurance.

      Each Shareholder will cause each Company to maintain its existing insurance policies in full force and effect up to the Closing Date.

Section 6.6. Permits.

      Each Shareholder will use his commercially reasonable efforts to cause all Company Permits to remain in full force and effect. Each Shareholder will cooperate in good faith with the Buyer and take such actions as may be reasonably required by the Buyer to enable each Company to conduct its Business under the Company Permits after the Closing in substantially the same manner as prior to the Closing.

Section 6.7. Other Changes.

      Except as otherwise expressly provided in this Agreement, each Shareholder will not take any action, and will use his best efforts to prevent the occurrence of any event within the control of the Companies or the Shareholders, that would cause any representation or warranty contained herein to be untrue or incomplete in any material respect on or before the Closing Date. Each of the Shareholders will give prompt written notice to the Buyer of any (i) change that would render any representation or warranty made by the Shareholders hereunder to be untrue or incomplete in any material respect as of the date of such change or (ii) Material Adverse Change.

Section 6.8. Approvals, Consents and Further Assurances.

      Each Shareholder shall use his best efforts to obtain in writing as promptly as possible all approvals, consents and waivers required in order to effectuate the transactions contemplated hereby, and shall deliver to Buyer copies, reasonably satisfactory in form and substance to Buyer, of such approvals and consents. Each of the Shareholders shall also use his best efforts to ensure that the other conditions set forth in Article 8 hereof are satisfied by the Closing Date.

Section 6.9. Buyer Financing.

      Buyer covenants and agrees with the Shareholders that it shall exercise commercially reasonable efforts to obtain the financing necessary to complete the transaction contemplated hereby and, in that connection, use reasonable efforts to satisfy any and all conditions required by its Primary Institutional Lender to obtain the required financing hereunder and will regularly and on a timely basis prior to Closing provide the Shareholders with a copy of the terms and conditions (or term sheet) from their Primary Institutional Lender. Buyer shall obtain any and all financing required to meet its obligations hereunder at least two (2) weeks prior to the Closing Date and shall provide a written confirmation to Shareholders regarding same.

                                    ARTICLE 7
             ADDITIONAL AGREEMENTS OF THE SHAREHOLDERS AND THE BUYER

Section 7.1. Non-Competition.

      For a period of one (1) year following the Closing Date (a) none of the Shareholders whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, shall engage, directly or indirectly through any other person, in any business, enterprise or employment which competes with the business of any Company as conducted as of the date hereof and as of the date of the termination of such Shareholder's engagement by the Companies, (b) none of the Shareholders shall, directly or indirectly, for himself or on behalf of or in conjunction with any other person, solicit or attempt to solicit the business or patronage of, or interfere with the business relationship of any Company, the Buyer and any of their respective subsidiaries with any customer of any Company, the Buyer or any of their respective subsidiaries and (c) none of the Shareholders shall directly or indirectly cause any other person to employ, solicit, disturb, entice away, or in any other manner persuade any employee of any Company, the Buyer and any of their respective subsidiaries to discontinue or alter his or her relationship with any Company, the Buyer and any of their respective subsidiaries. Notwithstanding the foregoing, the Shareholders shall be permitted to conduct the business currently conducted using the Twin Precision Equipment and the Inspection Equipment.

      Each Shareholder acknowledges and agrees that the business of the Companies is of a worldwide nature and that any geographic limitation on the foregoing covenant would not adequately protect the interests of the Companies. Each Shareholder further acknowledges and agrees that the foregoing covenant is an integral part of this Agreement and is fair and reasonable in light of all of the facts and circumstances of the relationship between the Shareholders, the Companies and the Buyer. In the event any court of competent jurisdiction determines that, notwithstanding the foregoing acknowledgments, the scope of the restricted activities of the foregoing covenant is excessive or not enforceable, or that the foregoing covenant is not enforceable unless it is subject to a geographic limitation, this Agreement shall be deemed amended to reflect the maximum restrictions on activities and geographic scope allowable pursuant to such court's determination. Notwithstanding the foregoing, the terms of this
Section 7.1 shall immediately terminate and expire and be of no force or effect upon the occurrence of a default by Buyer in any of its payment obligations under this Agreement, the Eight (8%) Note or Four (4%) Note issued by Buyer under the terms of this Agreement, which is not cured by Buyer with thirty (30) days of such default.

                                    ARTICLE 8
                              CONDITIONS OF CLOSING

Section 8.1. Conditions of the Buyer.

      The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment by the Shareholders, on or prior to the Closing Date, of the following conditions (any of which may be waived in writing, in whole or in part, by the Buyer):

      (a) The representations and warranties of the Shareholders set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date as though such representations and warranties were made anew at and as of such date (or if an earlier date is specified in such representation and warranty, as of such earlier date), and the Shareholders shall have duly performed in all material respects all agreements and covenants herein required to be performed by him on or before the Closing Date.

      (b) The Companies shall not have suffered or incurred a Material Adverse Change since the date hereof and as of the Closing Date shall have a Net Asset Value of no less than $4,500,000.

      (c) The Representative shall have furnished the Buyer with a certificate, executed by the Representative and dated the Closing Date, confirming the matters expressed in Section 8.1(a) and (b).

      (d) The Shareholders shall have furnished to the Buyer: (i) certificates of the Secretary of State of the jurisdiction of incorporation of each Company, dated as of a date not more than ten business days prior to the Closing Date, attesting to the organization, and good standing of each Company; and (ii) a certificate of the Secretary of each Company, certifying (A) to the Articles of Incorporation, and (B) the By-laws of each of the Company.

      (e) All approvals and consents of third parties required to consummate the transactions contemplated hereby shall have been obtained on terms and conditions reasonably satisfactory to the Buyer and its counsel. Each Company shall have furnished to the Buyer, in form and substance reasonably satisfactory to the Buyer, (i) executed consents to the sale of the Shares to the Buyer from the applicable governmental authority, customer or other person under any Contract or Permit that purported to limit, directly or indirectly, any sale or transfer of the Shares and (ii) executed waivers from the applicable governmental authority, customer or other person of any right to terminate or to restrict the rights or powers of such Company or any Subsidiary under any Permit upon any such sale or transfer.

      (f) The Buyer shall have received an opinion, dated the Closing Date, of counsel to the Shareholders and the Companies in substantially the form exchanged on the date hereof.

      (g) Such members of the Board of Directors and such officers of the Companies as may be designated by the Buyer prior to the Closing Date shall have tendered their resignations, effective at the Closing, as such directors and officers. Provided, however, that this condition is subject expressly to the execution by Buyer of the Employment Agreements with William R. Lehmann, Jr. and William R. Lehmann, III as provided for herein.

      (h) The Shareholders and each officer and director of each Company shall have executed and delivered releases and non-competition agreements in form and substance reasonably satisfactory to the Buyer, releasing all the Companies from any liability or obligation owed by the Companies to such person as of the Closing Date, other than obligations arising under this Agreement and the Transaction Documents, and confirming their agreement not to compete with any of the Companies.

      (i) The Buyer shall have leased the NC Property and the NY Property pursuant to the Lease-NC and the Lease-NY.

      (j) The Companies and the Shareholders shall have delivered to the Buyer such other certificates, documents, and instruments as the Buyer may reasonably request in connection with the consummation of the Agreement.

      (k) William R. Lehmann, Jr. and William R. Lehmann III, shall have entered into Employment Agreements with Buyer substantially in the forms attached hereto as Exhibit D.

      (l) . The Buyer shall have secured a minimum of $12,000,000 in either debt or equity financing, or a combination thereof, to be used for the consummation of the transactions contemplated by this Agreement. It being understood that debt held by the Shareholders is not to be counted in determining whether such condition has been met.

      (m) The Buyer shall have obtained the consent of any Primary Institutional Lender or any successor or replacement lender thereto, to the consummation of the transactions contemplated hereby.

Section 8.2. Conditions of the Shareholders.

      The obligation of the Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment by Buyer, on or prior to the Closing Date, of the following conditions (any of which may be waived in writing, in whole or in part, by the Shareholders):

      (a) The representations and warranties of the Buyer set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date as though such representations and warranties were made anew at and as of such date (or if an earlier date is specified in such representation and warranty, as of such earlier date), and the Buyer shall have duly performed in all material respects all agreements and covenants herein which are required to be performed by the Buyer on or before the Closing Date.

      (b) The Buyer shall have furnished the Shareholders with a certificate, executed on behalf of the Buyer by one of its executive officers and dated the Closing Date, confirming the matters expressed in Section 8.2(a).

      (c) The Shareholders shall have received an opinion, dated the Closing Date, of counsel to the Buyer in substantially the form exchanged on the date hereof.

      (d) All consents of third parties required for the Buyer to consummate the transactions contemplated hereby shall have been obtained on terms and conditions reasonably satisfactory to the Shareholders.

      (e) The Buyer shall have leased from Blair Enterprises the property described on Schedule 8.2(e) (the "NC Property") pursuant to the Lease-NC.

      (f) The Buyer shall have leased from Blair Realty the property described on Schedule 8.2(f) (the "NY Property") pursuant to the Lease-NY.

      (g) The Shareholders shall have received appropriate certificates or other documents acceptable to them to the effect that the Buyer is an existing corporation and is in good standing and has paid all taxes due and payable in the State of New York.

      (h) William R. Lehmann, Jr. and William R. Lehmann III, shall have entered into an Employment Agreement with Buyer substantially in the forms attached hereto as Exhibit C annexed hereto.

      (i) The Buyer shall have delivered to the Shareholders such other certificates, documents, and instruments as the Shareholders may reasonably request in connection with the consummation of the Agreement.

      (j) The Buyer shall have secured a minimum of $12,000,000 in either debt or equity financing, or a combination thereof, to be used for the consummation of the transactions contemplated by this Agreement. It being understood that debt held by the Shareholders is not to be counted in determining whether such condition has been met.

      (k) The Buyer shall have obtained the consent of any Primary Institutional Lender or any successor or replacement lender thereto, to the consummation of the transactions contemplated hereby.

      (l) The Buyer shall have provided Shareholders with sufficient evidence of insurance naming the Shareholders as named or additional insureds under any casualty or general liability insurance policy respecting the Assets of the Companies.

      (m) The Buyer shall have delivered to Shareholders an Inter Creditor Agreement in a form reasonably satisfactory to Shareholders defining the relative rights, duties, obligations and remedies as between the Shareholders and Buyer's Primary Institutional Lender.

      (n) The Buyer shall have entered into a Security Agreement mutually acceptable to the Shareholders and Buyer granting a security interest and pledge in and to the New Certificates and Equipment as security for the performance of the Buyer's obligations under this Agreement, the Eight (8%) Note and Four (4%) Note, subject and subordinate to the first priority lien and security interest of Buyer's Primary Institutional Lender. Buyer shall execute such further agreements, assurances and documents which the Shareholders may reasonably request to evidence and perfect such pledge and security interest, including, but not limited to, a control agreement, acknowledgment of pledge and UCC financing statements.

      (o) The Buyer and Shareholders shall have entered into a Registration Rights Agreement substantially in the form initialed by the Buyer and the Representative simultaneously herewith pursuant to which the Buyer has agreed to provide certain piggy back registration rights under the Securities Act, with respect to the common stock of Buyer issuable to the Shareholders pursuant to the Buyer Notes and the Preferred Stock.

      (p) Buyer shall execute concurrently with this Agreement, a confession of judgment in the sum of one hundred fifty thousand dollars ($150,000.00) in favor of Shareholders to secure payment of Buyer's obligations under Sections 11.2 (c) and 12.1 to this Agreement.

                                    ARTICLE 9
                           AGREEMENTS REGARDING TAXES

Section 9.1. Tax Returns.

      The Buyer will prepare or cause to be prepared any Tax Returns that are due or may be filed by each Company from and after the Closing Date, other than any income Tax Returns required to be filed for periods ending on or prior to the Closing Date, which will be prepared by the Shareholders and delivered in a timely manner to the Buyer. If the Shareholders fail to deliver to the Buyer any Tax Return contemplated by the first sentence of this Section, the Buyer will prepare such Tax Returns or cause them to be prepared at the expense of the Shareholders. In the case of Tax Returns prepared by the Buyer, the Buyer will provide the Shareholders with drafts that include any period ending on or prior to the Closing Date no later than 15 days before their due date (with regard to extensions actually granted) and will permit the Shareholder to review, comment on and approve such draft Tax Returns. The Shareholders will not unreasonably withhold or delay approval of any such draft Tax Returns. In the case of Tax Returns of the Companies prepared by the Shareholders, the Shareholders will prepare such Tax Returns consistent with past practice and in accordance with applicable law, will provide the Buyer drafts of any such Tax Returns that include any period ending on the Closing Date at least 15 days before the due date thereof, with regard to extensions actually granted, and will permit the Buyer to review, comment on and approve such draft Tax Returns. The Buyer will not unreasonably withhold or delay approval of any such draft Tax Returns and, after such approval, will execute and file such Tax Returns. The Buyer will cooperate with the Shareholders with respect to any information or documentation reasonably required by the Shareholders in preparing Tax Returns.

Section 9.2. Cooperation on Tax Matters.

      The Buyer and each Shareholder shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns pursuant to this Article and in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and each Shareholder shall, and shall cause each Company to, retain all books and records with respect to Tax matters pertinent to such Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

                                   ARTICLE 10
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 10.1. Survival.

      The representations and warranties, set forth in this Agreement, in any Exhibit or Schedule hereto and in any certificate or instrument delivered in connection herewith shall survive for one (1) year period from the Closing Date (the "Warranty Period") and shall thereupon terminate and expire and shall be of no force or effect thereafter, except (i) with respect to any claim, written notice of which shall have been delivered to Buyer or the Shareholder, as the case may be, in accordance with Section 10.6 prior to the end of the Warranty Period, such claim shall survive the termination of such Warranty Period for as long as such claim is unsettled, and (ii) with respect to any litigation which shall have been commenced to resolve such claim on or prior to such date. Notwithstanding the foregoing, solely with respect to the representations and warranties regarding taxes (Section 4.28), ERISA matters (Section 4.24), and environmental matters (Section 4.27), the applicable Warranty Period shall be the applicable statute of limitations.

Section 10.2. Indemnification by the Shareholders.

      To the fullest extent permitted by law, each Shareholder hereby covenants and agrees with Buyer that the Shareholders shall indemnify Buyer severally and its successors and assigns (individually, a "Buyer Indemnified Party"), and hold them harmless from, against and in respect of any and all claims brought by Third Parties for costs, losses, claims, liabilities (including for Taxes), fines, penalties, damages and expenses (including interest, if any, imposed in connection therewith, court costs and reasonable fees and disbursements of counsel) (collectively, "Damages") incurred by any of them resulting from: (i) any misrepresentation, breach of warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by the Seller made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith) and (ii) any Environmental Damages.

      Notwithstanding the foregoing, or anything to the contrary herein contained: (i) Sellers shall have no liability until the aggregate of all items for which indemnity is sought exceeds one million dollars ($1,000,000); (ii) in the event the aggregate for all items for which indemnity is sought exceeds one million dollars ( $1,000,000) the Shareholders shall be liable severally for all such items in excess of the first one million dollars ( 1,000,000); (iii) notwithstanding the foregoing, the maximum liability of each Shareholder by reason of any and all breaches of the warranties and representations contained in Articles 4 and 6 of this Agreement or for any Environmental Damages shall be limited to the portion of the Purchase Price paid to such Shareholder (before deduction of taxes); and ( iv) the indemnifications contained hereunder shall expire and be of no further force and effect unless written claim is made by the Buyer on or before the expiration of one (1) year from and after the Closing Date.

Section 10.3. Indemnification by The Buyer.

      To the fullest extent permitted by law, the Buyer hereby covenants and agrees with the Shareholders that Buyer shall indemnify the Shareholders jointly and severally and their respective successors and assigns (the "Shareholder Indemnified Party") and hold them harmless from, against and in respect of any and all Damages incurred by the Shareholder Indemnified Parties resulting from
(i) any misrepresentation, breach of warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by the Buyer made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith); (ii) any contract, liability or other obligation of the Companies including matters or claims identified on Schedule 4.19 hereto; (iii) any withdrawal liability under any pension, trust or collective bargaining agreement; and (iv) all costs and expenses (including reasonable attorneys' fees) incurred by Shareholders in connection with any claim, action, suit , proceeding, demand, assessment or judgment incident to any of the matters Shareholders are indemnified against by Buyer in this Agreement.

Section 10.4. Right to Defend.

      If the facts giving rise to any such indemnification shall involve any actual claim or demand by any third party against a Buyer Indemnified Party or Shareholder Indemnified Party (referred to herein as an "Indemnified Party"), then the Indemnified Party will give prompt written notice of any such claim to the indemnifying party, which notice shall set forth in reasonable detail the nature, basis and amount of such claim (the "Notice of Third Party Claim"). It is a condition precedent to the applicable indemnifying party's obligation to indemnify the applicable Indemnified Party for such claim that such Indemnified Party timely provide to such indemnifying party the applicable Notice of Third Party Claim, provided that the failure to provide such Notice of Third Party Claim shall relieve such indemnifying party of its or his obligation to indemnify for such claim only to the extent that such indemnifying party has been prejudiced by such Indemnified Party's failure to give the Notice of Third Party Claim as required. The indemnifying party receiving such Notice of Third Party Claim may (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) undertake the defense of such claims or actions at its expense with counsel chosen and paid by its giving written notice (the "Election to Defend") to the Indemnified Party within thirty (30) days after the date the Notice of Third Party Claim is deemed received; provided, however, that the indemnifying party receiving the Notice of Third Party Claim may not settle such claims or actions without the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed, except if the sole relief provided is monetary damages to be borne solely by the indemnifying party; and, provided further, if the defendants in any action include both the indemnifying party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the parties, the Indemnified Party shall cooperate in the defense of such claim and shall make available to the indemnifying party pertinent information under its control relating thereto, but the Indemnified Party shall have the right to its own counsel and to control its defense and shall be entitled to be reimbursed for all reasonable costs and expenses incurred in such separate defense. In no event will the provisions of this Article reduce or lessen the obligations of the parties under this Article, if prior to the expiration of the foregoing thirty (30) day notice period, the Indemnified Party furnishing the Notice of Third Party Claim responds to a third party claim if such action is reasonably required to minimize damages or avoid a forfeiture or penalty or because of any requirements imposed by law. If the indemnifying party receiving the Notice of Third Party Claim does not duly give the Election to Defend as provided above, then it will be deemed to have irrevocably waived its right to defend or settle such claims, but it will have the right, at its expense, to attend, but not otherwise to participate in, proceedings with such third parties; and if the indemnifying party does duly give the Election to Defend, then the Indemnified Party giving the Notice of Third Party Claim will have the right at its expense, to attend, but not otherwise to participate in, such proceedings. The parties to this Agreement will not be entitled to dispute the amount of any Damages (including reasonable attorney's fees and expenses) related to such third party claim resolved as provided above.

Section 10.5.  Subrogation.

      If the Indemnified Party receives payment or other indemnification from the indemnifying party hereunder, the indemnifying party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the Indemnified Party may be entitled, to institute appropriate action against third parties for the recovery thereof, including under any insurance policies, and the Indemnified Party agrees to assist and cooperate in good faith with the indemnifying party and to take any action reasonably required by such indemnifying party, at the expense of such indemnifying party, in enforcing such rights.

      If any Shareholder shall have paid a Buyer Indemnified Party for an indemnified claim and the Buyer Indemnified Party or the Company subsequently receives payment under insurance policies (existing prior to the Closing) covering such claim, the Buyer Indemnified Party shall repay to the Shareholder the amount of such prior payment made by such Shareholder; provided, however, such repayment shall not exceed the actual amount received by the Buyer Indemnified Party under such policy, less all reasonable fees (including attorneys' fees) incurred by the Buyer Indemnified Party in pursuing and collecting under such policy.

                                   ARTICLE 11
                                   TERMINATION

Section 11.1. Termination Events.

      Subject to the provisions of Section 11.2, this Agreement may be terminated by written notice given at or prior to the Closing Date in the manner hereinafter provided:

      (a) by either Buyer or the Shareholders if a material default or breach shall be made by the other party hereto with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the due compliance with any of its representations, warranties or covenants, and, after notice of such default has been received by the defaulting party, such default cannot be cured prior to the Closing Date, or the date that is fifteen (15) days after the receipt of such notice, whichever is later, and has not been waived;

      (b) (i) by Buyer if all of the conditions set forth in Section 8.1 shall not have been satisfied on or before the Closing Date, other than through failure of Buyer to fully comply with its obligations hereunder, and shall not have been waived by Buyer on or before such date; or

            (ii) by the Shareholders, if all of the conditions set forth in
Section 8.2 shall not have been satisfied on or before the Closing Date, other than through failure of the Shareholders to fully comply with its obligations hereunder, and shall not have been waived by all of the Shareholders on or before such date.

      (c) by mutual consent of Buyer and all of the Shareholders; or

      (d) by either Buyer or the Shareholders if the Closing shall not have occurred, other than through failure of any such party to fulfill its obligations hereunder, on or before March 31, 2008.

      Termination of this Agreement by any Shareholder shall be effective only as to the obligations of such Shareholder and the Buyer with respect to the Shares held by such Shareholder, and the Buyer and remaining Shareholders shall be free to consummate the transactions contemplated hereby with respect to the

Shares of such other Shareholders; provided that termination of this Agreement by any Shareholder shall give Buyer the right to terminate this Agreement as to all Shareholders. Likewise, Buyer shall have the right to terminate this Agreement as set forth above with respect to each of the Shareholders on an individual basis and termination of this Agreement by Buyer shall be effective only as to the obligations of the Buyer and those Shareholders designated by Buyer with respect to the Shares held by such Shareholders, and the Buyer and remaining Shareholders shall be free to consummate the transactions contemplated hereby with respect to the Shares of such other Shareholders. Notwithstanding the foregoing, if Buyer purchases the Shares of any Shareholder pursuant to this Agreement, it will purchase the Shares of all Shareholders who tender their Shares including those Shareholders who have violated a representation, covenant or condition hereof other than those representations affecting the ability of any Shareholder to transfer clear valid title to his Shares provided that such purchase shall not relieve a tendering shareholder from any liability arising out of such violation.

Section 11.2. Effect of Termination.

      (a) In the event that this Agreement shall be terminated pursuant to
Section 11.1, all further obligations of Buyer and those of Shareholders as to which the termination is effective under this Agreement shall terminate without further liability of either party, except that the non-defaulting party shall have the right to seek such remedies as may be available to it at law or in equity, including the right to seek specific performance of this Agreement, provided that if Buyer is the defaulting party, Buyer shall pay the Shareholders the one hundred fifty thousand dollars ($150,000.00) referred to in Section 12.1, and upon such payment the Shareholders shall have no further recourse against Buyer.

      (b) If this Agreement is terminated by the Buyer pursuant to Section 11.1(a) due a breach by any of the Shareholders of Section 6.2 hereof, then, in addition to such other remedies as may be available to Buyer, Buyer shall have the right to be reimbursed by the Company for all reasonable out-of-pocket costs (including reasonable legal and accounting costs) actually incurred by the Buyer, in connection with the transactions contemplated hereby.

      (c) If this Agreement is terminated by one or more of the Shareholders pursuant to Section 11.1(a) or pursuant to Section 11.1(b) because one or more of the conditions set forth in Section 8.1 or 8.2 is not satisfied as a result of the Buyer's inability or unwillingness to comply with its obligations hereunder, even if such inability or unwillingness does not constitute a breach by Buyer of its obligations hereunder, or pursuant to Sections 11.1 (c) or 11.1(d), the Buyer shall pay to the Shareholders the one hundred fifty thousand dollars ($150,000.00) referred to in Section 12.1, and upon such payment the Shareholders shall have no further recourse against Buyer.

                                   ARTICLE 12
                                  MISCELLANEOUS

Section 12.1. Expenses.

      Except as and to the extent otherwise provided in this Agreement, the parties shall pay all reasonable legal and accounting expenses and other expenses or fees incurred by the them in connection with the negotiation and consummation of this Agreement and any or all related agreements, provided that if the transaction contemplated hereby shall be consummated, the Buyer shall pay up to a maximum of one hundred fifty thousand dollars ($150,000.00) of the reasonable legal and accounting expenses and other expenses or fees incurred by the Shareholders and the Companies in connection with this Agreement. Any appraisal related expenses in connection to the NC Property and/or the NY Property shall be shared equally, as between the Sellers and the Buyer. Buyer shall also pay up to said $150,000 upon the occurrence of the events set forth in Section 11.2.

Section 12.2. Waivers.

      No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or in any other documents. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Any party hereto may, at or before the Closing, waive any conditions to its obligations hereunder which are not fulfilled.

Section 12.3. Binding Effect; Benefits.

      This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and assigns. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, the Buyer Indemnified Party, the Shareholder Indemnified Party or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 12.4. Assignment; Delegation.

      No party to this Agreement may assign its rights or delegate its obligations hereunder without the prior written consent of all of the other parties; provided, however, that at or prior to the Closing, the Buyer may assign this Agreement to an entity in which the Buyer holds a greater than ninety percent (90%) equity interest, without the prior written consent of the Companies and the Shareholders, provided, however, Buyer shall remain liable for the performance of its obligations under this Agreement.

Section 12.5. Notices.

      All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or after dispatch by recognized overnight courier to the party to whom the same is so given or made:

         If to the Buyer, to:

         Air Industries Machining, Corp.
         1479 North Clinton Avenue
         Bay Shore, NY 11706
         Attn: Peter Rettaliata
         Fax: 212-639-1509


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

         With a copy to:

         Eaton & Van Winkle LLP
         3 Park Avenue,
         New York, NY  10016
         Attn:  Vincent J. McGill, Esq.
         Fax: 212-779-9928

or at such other address as the Buyer may have advised the other parties hereto in writing; and

         If to the Shareholders, to:

         Mr. Craig Wigley
         (the "Representative")
         1121 Old Walt Whitman Road
         Melville, NY  11747

         With a copy to:

         Lewis Johs Avallone Aviles, LLP
         425 Broad Hollow Road, Suite 400
         Melville, NY 11747
         Attn: Thomas J. Dargan, Esq.
         Fax: 631-755-0117

or at such other address as the Shareholders may have advised the Buyer in writing; and

      All such notices, requests and other communication shall be deemed to have been received on the date of delivery thereof (if delivered by hand) and on the next day after the sending thereof (if by overnight courier).

      Mr. Craig Wigley shall be deemed the "Representative" of all Shareholders party hereto for the purpose of receiving and delivering any notice that may be delivered pursuant hereto. Further, in the event of any conflict amongst the Shareholders with respect to actions to be taken pursuant hereto, the Buyer shall act in accordance with the directions received from the Representative and shall not be liable to any Shareholder for actions taken in accordance with the directions of the Representative.

Section 12.6. Entire Agreement.

      This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, representations, warranties, statements, promises and understandings, whether written or oral, with respect to the subject matter hereof. No party hereto shall be bound by or charged with any written or oral arguments, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or in any Schedule or Exhibits hereto or any other Transaction Documents, or in certificates and instruments to be delivered pursuant hereto on or before the Closing.

Section 12.7. Headings; Certain Terms.

      The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

Section 12.8. Counterparts.

      This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 12.9. Governing Law.

      This Agreement, and the rights and obligations of the parties hereto under this Agreement, shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof. Any action arising out of the breach or threatened breach of this Agreement shall be commenced in a state court of New York and each of the parties hereby submits to the jurisdiction of such courts for the purpose of enforcing this Agreement.

Section 12.10. Severability.

      If any term or provision of this Agreement shall to any extent be finally determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the agreement shall be valid and enforced to the fullest extent permitted by law.

Section 12.11. Amendments.

      This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party or parties against whom enforcement of any such modification or amendment is sought.

Section 12.12. Exhibits and Schedules.

      The Exhibits and Schedules attached hereto or referred to herein are incorporated herein and made a part hereof. As used herein, the expression "this Agreement" includes such Exhibits and Schedules.

Section 12.13. Press Releases and Public Announcements.

      Except as required by applicable law, rule or regulation, neither the Buyer nor the Shareholders will issue any press release or make any public announcement disclosing the execution and delivery of this Agreement. Notwithstanding the foregoing, the Buyer shall be permitted to file a Current Report on Form 8-K with the Securities and Exchange Commission advising of the execution and delivery of this Agreement and issue a press release, the substance of which shall be subject to the consent of the Shareholders, not to be unreasonably withheld, in connection with such filing.

Section 12.14. Survival.

      On termination of this Agreement and the payment of all amounts, if any, that may be due in accordance with Section 11.2, all of the rights and obligations of the parties (other than those representations/warranties that may expire upon some other specified date or time period) hereunder shall expire.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute and deliver this Agreement as of the first date written above.

                                              AIR INDUSTRIES GROUP, INC.


                                              By: /s/ Peter D. Rettaliata
                                                  ------------------------------
                                                  Name Peter D. Rettaliata
                                                  Title: Chief Executive Officer

                                              SHAREHOLDERS:


                                              /s/ Craig Wigley
                                              ----------------------------------
                                              Craig Wigley


                                              /s/ Doug Wigley
                                              ----------------------------------
                                              Doug Wigley


                                              /s/ Bruce Wigley
                                              ----------------------------------
                                              Bruce Wigley


                                              /s/ William Lehman, Jr.
                                              ----------------------------------
                                              William Lehman, Jr.